Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@therespowerinone.com	sbell@therespowerinone.com

News Release
August 1, 2011

FIRST NATIONAL CORPORATION ANNOUNCES OPERATING INITIATIVES, EARNINGS AND DIVIDEND DECISION

Strasburg, Virginia (August 1, 2011) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), announced today that it has taken several actions which are intended to preserve and position its strong balance sheet for future growth and expansion in its markets.  Scott C. Harvard, President and CEO of First National Corporation and First Bank commented, “With over a century of history delivering banking services in our markets, the Company has weathered economic downturns as severe as the Great Depression. The current board, taking lessons from the boards of the past, is committed to taking actions necessary to ensure the Company maintains a fortress balance sheet during this prolonged economic downturn.”  In response to the current operating environment, the Company has launched the following initiatives during the last four months to protect and improve shareholder value:

•	Hired a new President and Chief Executive Officer of First National Corporation and First Bank with deep experience in community banking in Virginia.
•	Initiated a search for an experienced Chief Credit Officer to join the management team and reinforce a strong credit culture for the future.
•	Introduced a new menu of checking products with a broad range of features and benefits for customers throughout the market.
•	Engaged a highly regarded credit risk management firm to assist with enhancing loan policies and procedures.

The Company also announced today that it recorded $3.6 million in provision for loan losses, which resulted in a net loss of $945 thousand for the second quarter of 2011.  Net loss available to common shareholders totaled $1.2 million for the second quarter of 2011, or $0.40 per basic and diluted share.  Net income available to common shareholders totaled $532 thousand, or $0.18 per basic and diluted share, for the same period in 2010.  Harvard continued, “Although the allowance for loan losses was increased substantially in the fourth quarter of 2010 to prudently deal with problem loans, the Company increased the allowance again in the second quarter.  The additional reserves were appropriate to reflect lower loan collateral values, an increase in charge-offs and the Company’s concerns about continued weakness in the economy.  Core operating results remained stable at $2.1 million when compared to the same quarter one year ago.  I am pleased with the strength of our core banking company.  Solid and consistent net interest margin, noninterest income, and expense management are characteristic of a strong banking company that has been serving its markets for over a century.  Earnings for the six months ended June 30, 2011 were positive, with net income totaling $58 thousand before the effective dividend and accretion on preferred stock.”  Core operating results are measured by income before taxes, excluding the provision for loan losses and the provision for other real estate owned.

At the most recent meeting of the Board of Directors, it was determined that it was in the best interests of the Company and its stockholders to suspend cash dividends on common stock.  Harvard commented, “It was a difficult decision to eliminate the dividend to loyal stockholders.  However, in the current economic environment it is imperative that strong companies like First National Corporation and First Bank maintain solid capital levels.  We believe this board, like our legacy boards of the past, made the right decision for our Company and its owners.”

Quarterly Performance

Second quarter 2011 earnings were $1.7 million lower than the same quarter of 2010, primarily as a result of the provision for loan losses.  Net interest income, noninterest income and noninterest expense were all relatively consistent when comparing the two periods.  Return on assets and return on equity were -0.69% and -7.68%, respectively, for the second quarter of 2011, compared to 0.55% and 5.41% for the same quarter in 2010.

Net interest income remained stable at $5.1 million for the second quarter of 2011 when compared to the same quarter of 2010. Average interest-earning assets were $11.0 million higher when comparing the two periods.  The margin was 4.00% for the quarter ended June 30, 2011 compared to 4.11% for the same period of 2010.  The slight decline in the margin was the result of a change in the earning asset mix.

Noninterest income was $1.5 million for the second quarter of 2011, which was consistent with the same quarter of 2010. Increases in ATM, check card and trust and investment advisory fees offset the decrease in overdraft fee income.  Noninterest expense was relatively unchanged at $4.5 million for the second quarter of 2011, compared to the same quarter of 2010, resulting in an efficiency ratio of 67.58% compared to 67.22% for the prior year period.

Net charge-offs were $2.9 million for the second quarter of 2011 compared to $531 thousand for the same quarter of 2010.  The allowance for loan losses totaled $13.8 million or 3.32% of total loans at June 30, 2011, compared to $7.6 million or 1.73% of total loans at June 30, 2010.  The loan loss provision totaled $3.6 million for the second quarter of 2011 compared to $1.0 million for the same period in 2010.  The higher provision was related to lower collateral values and an increase in charge-offs.

Year-to-Date Performance

For the six months ended June 30, 2011, net income totaled $58 thousand compared to $1.8 million for the same period in 2010.  After the effective dividend on preferred stock, net loss available to common shareholders was $388 thousand, or $0.13 per basic and diluted share, compared to net income available to common shareholders of $1.3 million, or $0.45 per basic and diluted share, for the same period in 2010.  Return on assets was 0.02% for the six months ended June 30, 2011 compared to 0.65% for the same period in 2010, and return on equity was 0.24% for the six months ended June 30, 2011 compared to 6.42% for the same period in 2010.

Net interest income was relatively unchanged at $10.0 million for the six months ended June 30, 2011 compared to $10.1 million for same period in 2010.  The net interest margin was 12 basis points lower and average interest-earning assets were $10.8 million higher when comparing the two periods.  The net interest margin was 3.94% for the six months ended June 30, 2011, compared to 4.06% for the same period in 2010. The provision for loan losses totaled $3.8 million for the six months ended June 30, 2011 compared to $1.4 million for the same period in 2010.

Noninterest income totaled $2.8 million for the six months ended June 30, 2011, which was a slight decrease compared to $2.9 million for the same period in 2010.  A decrease in overdraft fee income was offset by increases in ATM, check card and trust and investment advisory fees.  Noninterest expense was relatively unchanged for the six months ended June 30, 2011, compared to the same period in 2010, when excluding the provision for other real estate owned.  The provision for other real estate owned totaled $176 thousand for the six months ended June 30, 2011 compared to $40 thousand for the same period in 2010.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2010, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
Income Statement	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest and dividend income
Interest and fees on loans	$5,818	$6,229	$11,651	$12,489
Interest on federal funds sold	4	-	11	-
Interest on deposits in banks	5	2	12	4
Interest and dividends on securities available for sale:
Taxable interest	572	432	1,023	900
Tax-exempt interest	121	142	244	287
Dividends	17	16	34	28
Total interest and dividend income	$6,537	$6,821	$12,975	$13,708

Interest expense
Interest on deposits	$1,303	$1,501	$2,606	$3,177
Interest on federal funds purchased	-	6	-	11
Interest on company obligated mandatorily redeemable capital securities	109	109	218	217
Interest on other borrowings	42	103	133	252
Total interest expense	$1,454	$1,719	$2,957	$3,657

Net interest income	$5,083	$5,102	$10,018	$10,051
Provision for loan losses	3,550	1,000	3,820	1,411
Net interest income after provision for loan losses	$1,533	$4,102	$6,198	$8,640

Noninterest income
Service charges on deposit accounts	$535	$682	$1,036	$1,291
ATM and check card fees	410	366	781	680
Trust and investment advisory fees	384	294	726	604
Fees for other customer services	74	91	147	164
Gains on sale of loans	22	25	69	65
Gains on sale of securities available for sale	41	-	41	2
Other operating income	19	31	25	56
Total noninterest income	$1,485	$1,489	$2,825	$2,862

Noninterest expense
Salaries and employee benefits	$2,280	$2,290	$4,568	$4,517
Occupancy	331	351	672	695
Equipment	323	343	648	691
Marketing	100	128	205	252
Stationery and supplies Legal and professional fees	87269	85194	166470	182420
ATM and check card fees	159	209	330	386
FDIC assessment	217	184	407	371
Provision for other real estate owned	46	40	176	40
Losses on sale of other real estate owned, net	8	-	8	52
Other operating expense	696	701	1,421	1,368
Total noninterest expense	$4,516	$4,525	$9,071	$8,974

Income (loss) before income taxes	$(1,498)	$1,066	$(48)	$2,528
Income tax provision (benefit)	(553)	313	(106)	760
Net income (loss)	$(945)	$753	$58	$1,768
Effective dividend and accretion on preferred stock	223	221	446	443
Net income (loss) available to common shareholders	$(1,168)	$532	$(388)	$1,325

Common Share and Per Common Share Data
Net income (loss), basic and diluted	$(0.40)	$0.18	$(0.13)	$0.45
Shares outstanding at period end	2,955,649	2,940,776	2,955,649	2,940,776
Weighted average shares, basic and diluted	2,952,818	2,937,480	2,951,002	2,935,192
Book value at period end	$11.64	$14.18	$11.64	$14.18
Cash Dividends	$0.10	$0.14	$0.20	$0.28

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Key Performance Ratios
Return on average assets	(0.69%)	0.55%	0.02%	0.65%
Return on average equity	(7.68%)	5.41%	0.24%	6.42%
Net interest margin	4.00%	4.11%	3.94%	4.06%
Efficiency ratio (1)	67.58%	67.22%	68.60%	67.91%

Asset Quality
Loan charge-offs	$3,008	$585	$6,233	$1,017
Loan recoveries	69	54	156	134
Net charge-offs	2,939	531	6,077	883
Non-accrual loans	13,642	7,006	13,642	7,006
Other real estate owned, net	5,696	7,253	5,696	7,253
Repossessed assets	37	3	37	3
Nonperforming assets	19,375	14,262	19,375	14,262

Average Balances
Average assets	$549,326	$544,443	$551,130	$545,660
Average earning assets	517,609	506,574	520,100	507,870
Average shareholders’ equity	49,366	55,772	49,144	55,513

	(unaudited)
	June 30, 2011	June 30, 2010
Capital Ratios
Tier 1 capital	$55,844	$63,777
Total capital	61,301	69,557
Total capital to risk-weighted assets	14.33%	15.10%
Tier 1 capital to risk-weighted assets	13.06%	13.85%
Leverage ratio	10.18%	11.72%

Balance Sheet
Cash and due from banks	$8,431	$6,852
Interest-bearing deposits in banks	21,098	5,231
Securities available for sale, at fair value	82,780	54,757
Restricted securities, at cost	2,859	3,426
Loans, net of allowance for loan losses	401,724	434,860
Premises and equipment, net	19,804	20,157
Interest receivable	1,706	1,697
Other assets	16,847	16,741
Total assets	$555,249	$543,721

Noninterest-bearing demand deposits	$82,727	$82,665
Savings and interest-bearing demand deposits	189,270	156,914
Time deposits	204,497	202,536
Total deposits	$476,494	$442,115
Federal funds purchased	-	13,304
Other borrowings	18,111	20,133
Company obligated mandatorily redeemable capital securities	9,279	9,279
Accrued expenses and other liabilities	2,768	3,126
Total liabilities	$506,652	$487,957

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	June 30, 2011	June 30, 2010
Balance Sheet (continued)
Preferred stock	$14,194	$14,062
Common stock	3,695	3,676
Surplus	1,644	1,487
Retained earnings	27,991	35,607
Accumulated other comprehensive income, net	1,073	932
Total shareholders’ equity	$48,597	$55,764

Total liabilities and shareholders’ equity	$555,249	$543,721

Loan Data
Mortgage loans on real estate:
Construction	$50,741	$52,785
Secured by farm land	6,016	6,128
Secured by 1-4 family residential	120,575	122,612
Other real estate loans	189,750	203,800
Loans to farmers (except those secured by real estate)	2,362	3,478
Commercial and industrial loans (except those secured by real estate)	33,151	39,717
Consumer installment loans	11,307	12,737
Deposit overdrafts	279	290
All other loans	1,321	947
Total loans	$415,502	$442,494
Allowance for loan losses	13,778	7,634
Loans, net	$401,724	$434,860

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on securities, premises and equipment and other real estate owned.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2011 and 2010 was 34%.  Net interest income on a tax equivalent basis was $5,160 and $5,185 for the three months ended June 30, 2011 and 2010, respectively, and $10,170 and $10,218 for the six months ended June 30, 2011 and 2010, respectively.  Noninterest income excluding securities, premises and equipment and other real estate owned gains and losses was $1,444 and $1,489 for the three months ended June 30, 2011 and 2010, respectively, and $2,784 and $2,860 for the six months ended June 30, 2011 and 2010, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.